Item 77C - Matters Submitted to a Vote of Security Holders

Columbia ETF Trust II (formerly known as EGA Emerging Global
Shares Trust)

Shareholder Meeting Results
(UNAUDITED)

Columbia Beyond BRICs ETF (formerly EGShares Beyond BRICs ETF) Columbia EM Core ex-China ETF (formerly EGShares EM Core ex-China ETF)
Columbia EM Quality Dividend ETF (formerly EGShares EM Quality
Dividend ETF)
Columbia EM Strategic Opportunities ETF (formerly EGShares EM Strategic Opportunities ETF)
Columbia Emerging Markets Core ETF (formerly EGShares Emerging
Markets Core ETF)
Columbia Emerging Markets Consumer ETF (formerly EGShares Emerging Markets Consumer ETF)
Columbia India Consumer ETF (formerly EGShares India Consumer
ETF)
Columbia India Infrastructure ETF (formerly EGShares India
Infrastructure ETF)
Columbia India Small Cap ETF (formerly EGShares India Small Cap
ETF)

A Special Meeting of Shareholders of the Funds was held on August 12, 2016 and Adjourned Special Meetings of Shareholders of the Funds were held on August 26, 2016 and September 30, 2016. Shareholders voted on three proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1: Approval of a new Investment Advisory Agreement

Shareholders were asked to approve a new investment advisory agreement between the Trust, on behalf of their Fund, and Columbia Management Investment Advisers, LLC ("Columbia
Threadneedle Investments").

Fund
For            Against         Abstain

EGShares Beyond BRICs ETF
4,340,767      9,912           6,877
EGShares EM Core ex-China ETF
359,976          0               0
EGShares EM Quality Dividend ETF
604,442        8,096           8,702
EGShares EM Strategic Opportunities ETF
383,935        2,001           4,110
EGShares Emerging Markets Core ETF
112,705        101            8,304
EGShares Emerging Markets Consumer ETF
17,063,225     75,049         30,703
EGShares India Consumer ETF
912,698         31,605         25,838
EGShares India Infrastructure ETF
1,382,424       40,676         72,625
EGShares India Small Cap ETF
546,163         14,331         13,206

Proposal 2: To elect a new Board of Trustees

Shareholders were asked to elect twelve trustees to the Board. The Trust is governed by a Board, which has oversight responsibility for the management of the Trust's business affairs. Trustees establish procedures and oversee and review the performance of the investment adviser, distributor, and others who perform services for the Trust.

Trustee                           For          Withheld

Kathleen Blatz                31,561,361    328,998
Edward J. Boudreau, Jr.       31,512,778    377,581
Pamela G. Carlton             31,509,339    381,020
William P. Carmichael         31,513,269    377,090
Patricia M. Flynn             31,511,903    378,456
William A. Hawkins            31,560,940    329,419
R. Glenn Hilliard             31,561,295    329,064
Catherine James Paglia        31,560,909    329,450
Minor M. Shaw                 31,561,248    329,111
Alison Taunton-Rigby          31,507,874    382,485
Anthony M. Santomero          31,563,640    326,719
William F. Truscott           31,560,912    329,447

Proposal 3: To approve the Manager of Managers Proposal

Shareholders were asked to approve the Manager of Managers Proposal for each Fund, which would authorize
Columbia Threadneedle to enter into and materially amend Fund subadvisory agreements in the future with subadvisers that are not affiliated persons of Columbia Threadneedle, with the approval of the Trust's Board, but without obtaining additional Shareholder approval.

Fund
For             Against        Abstain

EGShares Beyond BRICs ETF
3,466,414       883,157        7,985
EGShares EM Core ex-China ETF
359,326           650            0
EGShares EM Quality Dividend ETF
438,396         179,079         8,852
EGShares EM Strategic Opportunities ETF
367,781         16,970          5,295
EGShares Emerging Markets Core ETF
104,982         7,637           8,491
EGShares Emerging Markets Consumer ETF
6,894,009      10,281,204      39,282
EGShares India Consumer ETF
844,980      103,817        21,344
EGShares India Infrastructure ETF
850,275      580,487        64,959
EGShares India Small Cap ETF
450,967      133,310        14,156